Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

May 10, 2007

Contact:	Investors: Genny Pennise, (847) 442-6793, genny.pennise@hewitt.com
Media: Kelly Zitlow, (847) 442-7664, kelly.zitlow@hewitt.com

Hewitt Associates Announces Board of Directors Appointment

LINCOLNSHIRE, Ill. – Hewitt Associates, Inc., a global human resources services company, announced today that its board of directors has elected Alex J. Mandl, executive chairman of digital security solutions and smart card supplier, Gemalto, N.V., to the Hewitt board.

Mr. Mandl, 63, brings to Hewitt a diversity of leadership experience across the technology sector. He has served in a number of senior management positions during his career, including president and Chief Operating Officer of AT&T, and chairman and CEO of local, long distance and data communication services provider, Teligent, Inc. Mr. Mandl also previously held the chief financial officer position at AT&T and served as a principal with ASM investments, a company focused on early stage funding in the technology industry.

“Alex possesses an impressive combination of strategic, financial and operating experience in the highly competitive technology sector, which will be of significant value to Hewitt as we continue to sharpen our strategy and capitalize on the growth potential of the HR services market,” said Hewitt Chairman and CEO Russ Fradin.

Mr. Mandl will serve as a member of the board’s compensation and leadership committee. He also currently serves on the board of directors for Dell, Gemalto N.V., and Willamette University.

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 organizations and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 24,000 associates. For more information, please visit www.hewitt.com.

# # #

2